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                                                     EX-10.8(c)
                 Time Brokerage Agreement

                            TIME BROKERAGE AGREEMENT

      This time brokerage agreement dated June 27, 1997, is entered into by and between ONYX BROADCASTING, INC. a Delaware corporation ("Licensee"), and NCR II, INC, a Virginia corporation ("Programmer"). Collectively, Licensee and Programmer shall be identified as the "Parties").

                                    Recitals.

      Licensee owns radio station KTRR-FM of Loveland, Colorado (the "Station"). The principals of Programmer are experienced in radio station ownership and operation, and Licensee wishes to retain Programmer to provide sales and marketing services, technical support, and programming for the Station that is in conformity with the rules, regulations, and policies for time brokerage agreements of the Federal Communications Commission ("FCC") and this agreement.

      NOW, THEREFORE, in consideration of the above recitals and the mutual promises and covenants contained herein, the Parties, intending to be bound legally, agree as follows:

                                    Section 1
                     Effective Date and Programmer Services

      1.1 Effective Date. The Initial Term (hereinafter defined) of this agreement shall begin (the "Effective Date") on the earlier to occur of August 5, 1996 or the termination, cancellation, or expiration of Licensee's present Program Services Agreement (the "Duchossois Agreement") entered into on August 5, 1991 with Duchossois Communications Company of Colorado, Inc. ("Duchossois").

      1.2 Term. The initial term shall continue after the Effective Date for a period of five years (the "Initial Term"), and thereafter for four additional five year terms [the "Additional Term(s)," and, with the Initial Term, the "Term")] unless sooner terminated by Programmer's notice of termination given to Licensee no less than one hundred eighty (180) days before expiration of the Initial Term or of any Additional Term.

      1.3 Programmer Services. During the Term, Licensee agrees to make available to Programmer on an exclusive basis broadcast time on the Station as set forth in this agreement. Programmer shall provide entertainment programming in the format and content of its selection complete with commercial matter, news, public service announcements, and other suitable programming for at least one hundred sixty-two (162) hours per week, which broadcast time of the Station Licensee shall make available during the Term exclusively
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to Programmer, free and clear of all rights of any other person or entity.
Licensee reserves to itself, however, the right to broadcast its own programming material for up to six (6) hours per week between the hours of 6 AM - 12:00 Noon on Sundays ("Licensee's Reserved Time") for its own regularly scheduled news, public affairs and other suitable non-entertainment programming designed to serve the community needs and interests of the Station's listening audience. Licensee shall cooperate with and promptly (at least 24 hours before) notify Programmer if Licensee will use all or any part of Licensee's Reserved Time, and Programmer shall have the right to use any unused portion of Licensee's Reserved Time in default of such a notice from Licensee.

      1.4 Consideration. As consideration for Programmer's rights hereunder and the air time made available during the Term hereof, Programmer shall make payments as set forth in Attachment 1.4 attached hereto and identified by the initials of the Parties' representatives. The Parties agree that Attachment 1.4 and Attachment 7.3 contain proprietary and confidential information, and each agrees to take all steps reasonably necessary to maintain such confidentiality, including redacting such confidential information from any copy of this agreement that is filed with the FCC.

      1.5 Expenses and Revenues. Licensee shall be solely responsible for the timely payment of all taxes and other costs incidental thereto, all FCC regulatory fees, real estate and personal property taxes, all utility costs relating to the existing transmitter site, transmitter and antenna, and all maintenance and repair costs on the transmitter equipment. Programmer shall be solely responsible for all expenses attributable to its programming on the Station, including but not limited to any expenses incurred in the origination and/or delivery of its programming to the Station's studio and transmitter sites, for all costs associated with the acquisition, clearance, and production of its own programming, and for the salaries, taxes, insurance and related costs for all personnel employed by Programmer in connection with the sale of advertising time, marketing of the Station, technical maintenance of Station's equipment, and production and delivery of programming. Programmer shall retain all revenues from the sale of commercial time during its programming of the Station, including any revenues arising from such programming during Licensee's Reserved Time. In the event Licensee broadcasts programming outside Licensee's Reserved Time, other than as a result of preemptions under Section 2.1 or
Section 3.2, it shall reimburse Programmer at the Station's then highest unit rate, per half-hour, or any portion thereof, in accordance with the Station's existing rate cards, said amount to be deducted from the next payment to Licensee due under Section 1.4 above.


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      1.6 Use of Station's Facilities. Throughout the entire Term Programmer shall make its studio facilities, located within the Station's principal community contour, reasonably available to Licensee, at no charge, for the production and presentation of Licensee's programming and as otherwise necessary to fulfill Licensee's obligations as an FCC licensee. Consistent with its obligations under this agreement and with all requirements of the laws, rules, and regulations of the FCC, Programmer shall have full use of the Station's facilities, studios, and equipment free from any hindrance or interference from any person or persons whomsoever claiming by, through, or under Licensee, which facilities Programmer shall use only for the purpose of exercising its rights and fulfilling its obligations under this agreement.

      1.7 Contracts. This agreement does not obligate Programmer to assume any of Licensee's existing contracts, agreements, or leases. Notwithstanding the foregoing, Programmer shall cooperate with Licensee to fulfill all appropriate contracts, agreements, and leases in effect on the Effective Date that involve operation of the Station. From and after the date hereof, Licensee will take all actions necessary to make certain that, and, as a precondition of Programmer's agreements and liability hereunder, it shall be a fact that, as of the Effective Date the Station (or Licensee for Station) is not then subject to, and that Licensee has not entered into or committed Station to, any contract, lease, or agreement that will bind Programmer during the Term or any part thereof, except such as may have received the prior, written approval of Programmer, or as may be expressly permitted hereunder. Except with Licensee's prior written approval, Programmer will not enter into any contracts, leases, or agreements that will bind Licensee in any way after termination of this agreement, except for agreements for the sale of broadcast time for cash entered into in the normal course of business that may be canceled without penalty on no more than thirty
(30) days prior notice.

                                    Section 2
                        Licensee's Duties and Obligations

      2.1 Licensee's Authority. At all time, Licensee shall remain responsible for compliance by Station with all applicable provisions of the Communications Act of 1934, as amended (the "Act"), the rules, regulations and policies of the FCC, and all other applicable laws. Licensee shall be solely responsible for and pay in a timely manner all operating costs of the Station, including but not limited to the expenses listed and identified as Licensee's expenses on Attachment 1.4 including the salaries, taxes, insurance, and related costs for all personnel employed by Licensee. Licensee shall maintain insurance consistent with its


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existing coverages covering the Station's transmission facilities, and shall include Programmer as a named additional insured as its interests may appear. Programmer recognizes that the Station is obligated to broadcast programming to meet the needs and interests of the Red Lion, Pennsylvania, area, and Programmer shall air programming on issues of importance to the local community. In the event of the occurrence of a local or national emergency that in the good faith, reasonable judgment of Licensee, is not being adequately addressed by Programmer, Licensee retains the right to interrupt Programmer's programming to substitute programming produced by Licensee that is more responsive to the emergency. During the Term, Licensee shall maintain all FCC Licenses for the Station's operation in full force and effect in compliance with all FCC rules, regulations, and policies, and shall timely file all necessary reports and prosecute to a satisfactory conclusion all renewal or other applications necessary to maintain such Licenses in full force and effect during the Term, without material change or restriction.

      2.1A Station Signal. At all times during the Term, at its sole expense Licensee shall maintain the Station's broadcast signal within such signal's present technical parameters and without Programmer's prior consent, shall not materially change the Station's presently licensed tower or transmission facilities.

      2.2 Additional Licensee Obligations.

            (a) Station's ID. During the Term, Programmer shall coordinate with Licensee to ensure that the Station's hourly station identifications and any other required announcements are aired as Licensee may direct, and Licensee shall not change "KTRR-FM" as the Station's call sign without the consent of Programmer.

            (b) Political Advertising. During the Term, Programmer shall cooperate with Licensee to assist Licensee in complying with all rules of the FCC regarding political broadcasting. Licensee shall promptly supply to Programmer, and Programmer shall promptly supply to Licensee, such information, including all inquiries concerning the broadcast of political advertising, as may be necessary to comply with FCC rules and polices, including the lowest unit rate, equal opportunities, reasonable access, political file, and related requirements of federal law. Programmer, in consultation with Licensee, shall develop a statement that discloses the Station's political broadcasting policies to political candidates, and Programmer shall follow those policies in the sale of political programming or advertising during the Term. In the event that Programmer fails to satisfy political broadcasting requirements under the Act and the rules, regulations,


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and policies of the FCC and such failure inhibits Licensee in its compliance with the political broadcasting requirements of the FCC, then to the extent reasonably necessary to assure such compliance, Programmer shall either provide rebates to political advertisers or release advertising availabilities to Licensee.

            (c) Main Studio. In cooperation with Programmer, during the Term Licensee shall (i) maintain and staff a main studio, as that term is defined by the FCC, which Licensee may locate within facilities that Programmer shall provide within the Station's principal community contour, or at such other location that complies with FCC rules for the location of a main studio within such area, (ii) maintain a local public inspection file within Loveland, Colorado, and (iii) prepare and place in such inspection file in a timely manner all material required by Section 73.3526 of the FCC's rules, including without limitation the Station's quarterly issues/program lists. Programmer shall provide Licensee with timely information concerning Programmer's programs as is necessary to assist Licensee in the preparation of such lists.

            (d) Employment Practices. During the Term, Programmer shall provide to Licensee such information as Licensee reasonably may request concerning Programmer's recruitment, hiring, or employment practices in connection with Programmer's provision of services to the Station.

      2.3 Responsibility for Employees. Licensee shall provide and be responsible for the Station's personnel necessary to fulfill Licensee's responsibilities or as otherwise required by the FCC for agreements of this nature. Programmer shall be directly and solely responsible for the salaries, taxes, insurance, and related costs for all of the personnel employed by it in operating the Station after the Effective Date.

      2.4 Collection of Accounts Receivable. For a period of ninety (90) days (the "Collection Period") following any termination of this agreement, Licensee shall collect as agent for Programmer the accounts receivable of the Station in existence as of the termination date. Programmer shall provide Licensee with a list of all such accounts receivable to be collected by Licensee. In collecting such accounts receivable, Licensee shall use reasonable diligence, but shall not be required to institute legal proceedings to collect any account receivable, or to defend any claim or counterclaim by any account debtor. All amounts received from an account debtor that also is an account debtor of Licensee after the termination date shall be applied first to payment of the accounts receivable of Programmer. Within ten (10) days of the end of each calendar month of the Collection Period, Licensee shall


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deliver to Programmer the net amount, after deducting any sales commission, agency fees and similar direct expenses attributable to such accounts receivable, of all amounts collected and credited to the accounts receivable of Programmer during the prior calendar month in accordance with this Section 2.4. Within ten (10) days of the end of the Collection Period, Licensee shall deliver to Programmer all records of uncollected accounts receivable of Programmer and any amounts not previously remitted to Programmer at which time Licensee's obligation for the collection of Programmer's accounts receivable shall cease.

      2.5 Failures to Broadcast. If during the Term, the Station fails to broadcast for any reason, other than as a result of circumstances or events attributable to Programmer, or as provided in Section 2.1 or Section 2.3. Programmer shall be entitled to deduct $1,000 per day from the amount payable to Licensee hereunder for each twenty-four hours in which broadcasting at the Station was interrupted for an aggregate of two or more hours, which amount shall be offset by any payments due and payable to Licensee pursuant to the last sentence of Section 1.5.

      2.6 Right to Cure. Any deficiency or degradation in the coverage or power of the Station occurring at any time during the Term, or the effects of any and all actions or failures to act by Licensee that adversely affect Station or its broadcast operations, or any obligations of Licensee that are not fulfilled, remedied, or cured by Licensee as promptly as is possible, may be fulfilled, remedied, or cured by Programmer at its sole election in order to ensure the availability and full utility of the broadcast time herein made available to Programmer, and the expense of any such actions by Programmer shall be charged to Licensee and may first be deducted from the amounts payable to Licensee hereunder, except to the extent that any such loss of Programmer's is covered by business interruption or similar insurance coverage payable to Programmer.

                                    Section 3
                         Licensee's Programming Policies

      3.1 Programming Policy Statement. Licensee has adopted a Programming Policy Statement (the "Policy Statement"), a copy of which appears as Attachment
3.1 attached hereto and identified by the initials of the Parties' representatives. During the Term, Programmer shall comply in all material respects with the Policy Statement and with all applicable rules and regulations of the FCC. If a program, commercial announcement, or promotional material supplied by Programmer contains material that is obscene, indecent, libelous, constitutes a "personal attack"; or an invasion of


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privacy or violates the Act or the FCC's rules, or otherwise does not comply with the Policy Statement Licensee may, after prior, written notice to Programmer (to the extent time permits such notice), suspend or cancel such program, commercial announcement, or promotional material and may require Programmer to substitute a suitable program, commercial announcement, or promotional material. Notwithstanding the foregoing or Attachment 3.1, the parties agree that the regular broadcast of programming similar in style and content to the Rush Limbaugh and Don Imus programs shall not constitute a violation of Section 3.1 or Attachment 3.1, and further agree that the isolated broadcast of material that is inconsistent with certain provisions of Attachment
3.1 shall not constitute a violation of Section 3.1 or Attachment 3.1.

      3.2 Licensee Oversight of Programming. Programmer recognizes that Licensee has the right to reject or refuse such portions of the Programmer's programming that is contrary to the public interest. At all times, all actions of Licensee shall be based upon Licensee's good faith implementation of its responsibilities as an FCC Licensee and shall not be taken for commercial purposes or for the commercial, economic, or business advantage of Licensee. Within the limitation of Attachment 3.2, at all times Programmer shall determine the entertainment format and marketing and promotional direction of the Station. Attached hereto as Attachment 3.2 is a general description of Programmer's presently planned programming. Licensee is generally familiar with Programmer's operating standards and, in particular, approves of the programming outlined in Attachment
3.2. Programmer shall make no substantial and material change in its scheduled programming from that described in Attachment 3.2 without Licensee's prior consent, which shall not be unreasonably withheld.

      3.3 Compliance with Copyright Act. Programmer represents, warrants and covenants to Licensee that Programmer has full authority to broadcast its format and programming on the Station, and that Programmer shall not knowingly broadcast any material in violation of the Copyright Act. Licensee will be responsible for all copyright clearances for its programming and shall maintain the Station's copyright licenses in full force and effect.

      3.4 Payola. With respect to its programming on the Station during the Term, Programmer agrees that it will not accept, and will not knowingly permit any of its employees to accept, any consideration, compensation, gift, or gratuity of any kind whatsoever, regardless of its value or form, for the broadcast of any material on the Station unless the payer is identified on the program for which consideration was provided as having paid for or


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furnished such consideration, in accordance with the Act and FCC requirements.

      3.5 Cooperation on Programming. Programmer and Licensee mutually acknowledge their interest in ensuring that the Station serve the needs and interest of the residents of the Loveland, Colorado area and agree to cooperate during the Term in doing so. Licensee shall, on a regular basis, assess (which results shall be shared with Programmer on a regular basis) the issues of public concern and address those issues in the Station's public service programming. Licensee shall describe those issues and responsive programming and place issues/programs lists in the Station's public inspection file as required by FCC rules. Further, during the Term Programmer shall provide Licensee with information concerning such of Programmer's programs as are responsive to community issues in order to assist Licensee in meeting its public service programming obligations. Upon Licensee's reasonable request, Programmer shall also provide Licensee with such other information as reasonably may be necessary to enable Licensee to prepare records and reports required by the Commission or other local, state, or federal government entities.

                                    Section 4
                                 Indemnification

      4.1 Programmer's Indemnification. Programmer shall indemnify and hold harmless Licensee from and against any and all claims, losses, costs, liabilities, damages, and expenses, including any FCC fines or forfeitures (including reasonable legal fees and other expenses incidental thereto) of every kind, nature, and description, including but not limited to slander or defamation or otherwise (hereinafter "Claims"), arising out of Programmer's broadcasts on the Station and/or sale of advertising time under this agreement during the Term, or the actions or conduct of Programmer's employees.

      4.2 Licensee's Indemnification. Licensee shall indemnify and hold harmless Programmer from and against any and all Claims arising out of broadcasts originated by Licensee pursuant to this agreement, and for the actions or conduct of Licensee or Licensee's employees.

      4.3 Time Brokerage Challenge. If this agreement is challenged at the FCC or in any other administrative or judicial forum, whether or not in connection with any license assignment application, counsel for Licensee and Programmer shall jointly defend the agreement and the Parties' performance hereunder throughout all such proceedings. If portions of this agreement do not receive the approval of the FCC, then the Parties shall reform


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the agreement, consistent with the provisions of Section 6.6 below, as necessary to satisfy the FCC's concerns.

                                    Section 5
                                   Termination

      5.1 Termination.

            (a) Automatic Termination.

                  This agreement and the Term hereof shall terminate automatically upon the occurrence of any of the following:

                  (i) the earlier of (a) Programmer's termination of the Term hereof as herein provided, or (b) the day before the anniversary date hereof in the year 2022;

                  (ii) this agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and is no longer subject to further administrative or judicial review, or

                  (iii) there is a material change in FCC rules, policies or precedent that causes this agreement to be in material, incurable violation thereof and such change is in effect and not the subject of an appeal or further administrative review, provided, however, that in such event the Parties first shall negotiate in good faith and attempt to agree on an amendment to this agreement consistent with Section 6.6 below.

            (b) Other Termination.

                  This agreement may be terminated (i) by the Parties' mutual written consent, or (ii) by Licensee giving Programmer prior, written notice of such termination in the event of (a) Programmer's material breach of a material provision of this agreement that is not cured (or a cure instituted and carried forward in good faith) within thirty (30) days after written notice thereof to Programmer describing such breach in detail, or (b) failure to close and consummate any agreed Sale of the Station to Programmer as hereafter agreed upon by the Parties, which failure is due solely to Programmer's material, uncured default under such agreement of Sale after thirty (30) days written notice of such default given to Programmer by Licensee describing such default in detail, or (iii) by Programmer giving Licensee at least sixty (60) days prior, written notice of such termination at any time upon or after any Sale (hereinafter defined) or other transfer of the


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Station or the Station's Licenses to an owner other than the Licensee.

      5.2 Force Majeure. Subject to Section 2.6, any failure or impairment of the Station's facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of Licensee or Programmer, shall not constitute a breach of this agreement or create liability to or on any of the Parties.

                                    Section 6
                                  Miscellaneous

      6.1 Assignment. This agreement is binding upon the Parties, their successors and assigns. Neither of the Parties may assign its rights under this agreement without the prior written consent of the other party. For purposes of this Section 6.1, an assignment shall include any change in control of a Party, e.g., by sale of capital stock, merger, or operation of law.

      6.2 Amendment. No amendment to this agreement shall be effective unless evidenced by an instrument in writing signed by both Parties.

      6.3 Headings. The headings herein are for convenience only and do not control or affect the meaning or construction of the provisions of this agreement.

      6.4 Governing Law. This agreement is subject to applicable federal, state, and local law, rules and regulations, including, but not limited to, the Act and the rules, regulations, and policies of the FCC. The construction and interpretation of this agreement and the Parties' obligations hereunder will be determined under and controlled by the laws of the Commonwealth of Virginia, without giving effect to such laws' principles regarding choice of law or conflicts of laws.

      6.5 Notices. Each notice, consent, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given only upon the earlier of receipt (by hand delivery, fax, or otherwise) or five (5) days after having been mailed, certified or registered United States mail, postage prepaid, addressed as follows:


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      if to Licensee or             Onyx Broadcasting, Inc.
        Gammon:                     8401 Old Courthouse Road, Suite 140
                                    Tyson's Corner, Virginia  22180
                                    Attention:  Mr. Thomas P. Gammon
                                                President

      copy to:                      Meredith Senter, Esquire
                                    c/o Leventhal, Senter & Lerman
                                    Suite 600
                                    2000 K Street, N.W.
                                    Washington, D.C.  2006-1809

      if to Programmer:             NCR II, Inc.
                                    c/o Brill Media Company, L.P.
                                    420 N.W. Fifth Street, Suite 3-B
                                    P.O. Box 3353
                                    Evansville, Indiana 47732
                                    Attention: Alan R. Brill

      copy to:                      Charles W. Laughlin, Esquire
                                    c/o Thompson & McMullan, P.C.
                                    100 Shockoe Slip
                                    Richmond, Virginia 23219

or when so delivered or mailed to such other place or person as a party hereafter from time to time may have designated in a prior written notice to the other party.

      6.6 Invalidity. If any provision of this agreement or the application thereof to any person or circumstances shall be held invalid or unenforceable to any extent, the Parties shall negotiate in good faith and attempt to agree on an amendment to this agreement that will provide the Parties with substantially the same rights, economic benefits, and obligations to the greatest extent possible as the original agreement in valid, binding, and enforceable form.

      6.7 Governing Laws; Attorneys' Fees. This agreement, the rights and obligations of the Parties, and any claims or disputes arising hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without regard to the choice-of-law rules utilized in that jurisdiction), and the state and federal courts of Virginia shall have nonexclusive jurisdiction over any controversy or claim arising out of or related to the interpretation or enforcement of this agreement. In the event of a dispute between the Parties arising out of or related to the interpretation or enforcement of this agreement, the prevailing Party shall be entitled to reimbursement of reasonable attorneys' fees, costs and other expenses (including expert fees). Such right of reimbursement shall be in addition to any other


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right or remedy that the prevailing Party may have under this agreement. In addition, to the fullest extent permitted by law, any objection that any Party now or hereafter may have to the laying of venue of any suit, action, or proceeding arising out of or relating to this agreement or any judgment entered by any court in respect thereof in the Commonwealth of Virginia is hereby waived, and any claim that any suit, action, or proceeding brought in the Commonwealth of Virginia has been brought in an inconvenient forum is hereby further irrevocably waived. Each Party hereby further agrees that if any such suit, action, or proceeding is pending in more than one jurisdiction, the Licensee's selection of the forum shall be binding upon the Parties.

                                    Section 7
                       Security Interest; Sale of Station

      7.1 Security Agreements, Pledges.

            (a) Licensee. In order to secure Licensee's performance of this agreement, Licensee has executed and delivered to Programmer a stock pledge agreement, in form and substance satisfactory to Programmer, granting to Programmer a security interest in and a pledge of all of the capital stock of Licensee, as therein more particularly provided.

            (b) Programmer. In order to secure Programmer's performance of this agreement, Programmer has executed and delivered to Licensee a stock pledge agreement, in form and substance satisfactory to Licensee, granting to Licensee a security interest in and a pledge of all of the capital stock of Programmer, as therein more particularly provided.

      7.2. Restrictions on Sale of the Station. During the Term, Licensee agrees that it will not agree to, enter into a contract for, or consummate a sale or other transfer of the Station without first complying with the provisions of this agreement. Upon any such Sale or other transfer the rights of any purchaser or transferee shall be and be made subject and subordinate to the terms and conditions of this agreement and to Programmer's rights hereunder, and any such Sale or other transfer, except a Sale to Programmer (or its designated affiliate), shall not affect Programmer's rights under this agreement.

      7.3. Purchase Option. Licensee hereby grants to Programmer, (or an affiliate of Programmer) during the Term, the sole and exclusive option to purchase (for Programmer or its affiliate) (the "Purchase Option") from Licensee the Station, including its broadcast license(s) and all assets used or useful in the business


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of the Station, for the price and upon the terms and conditions set forth in
Attachment 7.3 (the "Purchase Agreement") attached hereto and identified by the initials of the Parties' representatives. Such option shall be exercised by Programmer giving Licensee at least ten (10) days prior, written notice of Programmer's intent to exercise its Purchase Option at least one hundred eighty
(180) days prior to expiration of the Initial Term or of any Additional Term. Within five (5) business days of Licensee's receipt of such notice, the Parties shall enter into and execute, and thereafter shall perform, the Purchase Agreement.

      7.4. Sale Option. So long as (a) Programmer has not exercised its Purchase Option, (b) Thomas P. Gammon of Fairfax County, Virginia, remains the sole stockholder of Licensee, (c) Licensee is not in material default under this agreement, and (d) this agreement has not been terminated, at any time on and after the date upon which the order of the FCC approving the Licensee's application for renewal of its current broadcast license shall have become a Final Order as defined in the Purchase Agreement (the "Sale Option Date"), or at such earlier time as the Parties may agree upon in writing, Licensee shall have the sole and exclusive option (the "Sale Option") to sell to Programmer (or to Programmer's designated affiliate) the Station, including the License(s) and all assets used or useful in the business of the Station, for the price and upon the terms and conditions set forth in the Purchase Agreement. Such Sale Option may be exercised by Licensee giving Programmer at least ten (10) days prior, written notice of Licensee's intent to exercise its Sale Option, at lease one hundred eighty (180) days prior to expiration of the Initial Term or of any Additional Term. Within five (5) business days of Programmer's receipt of such notice, the Parties shall enter into and execute, and thereafter shall perform, the Purchase Agreement.

      7.5 Notice of Sale. Until the Sale Option Date shall have passed, within ten (10) days after receipt of any good faith bona fide written offer from a third party ("Offer") for a Sale of the Station or its stock or assets (the "Proposed Sale') that Licensee desires to accept, Licensee will give written notice to Programmer of the Offer (the "Sale Notice") stating (a) the name and address of the offeror (the "Offeror"), (b) that Licensee proposes to accept the Offer, and (c) the essential terms of the Offer, accompanies by a true and complete copy of the Offer.

      7.6 Sale Preconditions. If, during the period of thirty (30) days (the "Option Period") immediately following Programmer's receipt of a Sale Notice complying with Section 7.5 Programmer (or its affiliate) shall fail to exercise its Purchase Option granted by Section 3 by giving written notice of such exercise to Licensee


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and Offeror within such Option Period, then during the period thirty (30) days
(the "Sale Period") immediately following the expiration of such Option Period, and only during such Sale Period, Licensee or its shareholder(s) may enter into a contract (the "Sale Contract") with the Offeror for such Proposed Sale, but if, and only if, (a) such Sale Contract is entered into in writing with conditions set forth in such Sale Notice, (b) if the Sale Contract is entered into prior to June 1, 1997, the purchase price to be paid under such Sale Contract is at least $2,000,000.00, (c) a true, complete, and fully executed copy of such Sale Contract is delivered to Programmer before expiration of such Sale Period, and (d) the Offeror, as potential purchaser of the Station, and transferee of its License(s), enters into an agreement in writing (the "Assumption Agreement") with Programmer, in form and substance satisfactory to Programmer, providing that Station and the Offeror as such owner and transferee shall assume, agree to, be bound by, and be subject to all obligations of Licensee under this agreement and to all other provisions of this agreement, including Programmer's Term. If the Sale agreed upon in such Sale Contract is not closed and consummated upon the terms agreed upon in the Sale Contract, or if any other of such preconditions is not met, then Licensee or its shareholder(s) thereafter may not agree to or consummate any Sale of the Station or its stock or assets pursuant to such Sale Contract and must again comply with all requirements of this agreement, including the notice and precondition provisions of Sections 7.5 and 7.6, before any Sale. Any attempted Sale other than in compliance with all provisions of this agreement shall be null and void.

                                    Section 8
                                  Counterparts

      8.1 Counterparts. This agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. For purposes of executing this agreement, a facsimile signature shall be as effective as an actual signature, so long as the original signature is promptly delivered thereafter.

      IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

      LICENSEE:                     ONYX BROADCASTING, INC.


                                    By:___________________________
                                       a duly authorized officer


      PROGRAMMER:                   NCR II, INC.


                                    by:___________________________
                                       a duly authorized officer


DISTRICT OF COLUMBIA

CITY OF WASHINGTON, to-wit:

      The foregoing Time Brokerage Agreement was acknowledged before me this 27th day of June 1996, by Tom Gammon as President of Onyx Broadcasting, Inc., a Delaware corporation, as Licensee on behalf of the corporation, in the City of Washington, D.C.

      My commission expires:        /     /


                                    -----------------------------------
                                    Notary Public
(Official Seal)


COMMONWEALTH OF INDIANA

CITY/COUNTY OF VANDERBURG, to-wit:

      The foregoing Time Brokerage Agreement was acknowledged before me this 22 day of June, 1996, by Alan R. Brill as President of NCR II, Inc., a Virginia corporation, as Programmer, on behalf of the corporation, in the City/County of Evansville, Vanderburg.

      My commission expires:        /     /



                                    -----------------------------------
                                    Notary Public
(Official Seal)

                                 ATTACHMENT 1.4
                                Station Expenses
                                    (1 page)

      Licensee's Expenses. In accordance with Section 1.4 of the foregoing Time Brokerage Agreement dated __________, 19__ (the "Operating Agreement") between Onyx Broadcasting, Inc. ("Licensee"), and NCR II, Inc. ("Programmer") for the operation of radio station KTRR-FM, Loveland, Colorado (the "Station"), Licensee shall be solely responsible for the costs and expenses incurred as Licensee of the Station during the Term of the Operating Agreement, including but not limited to each of the following items:

o Employee salaries and fringe benefits, including withholding taxes and health insurance, for (a) a management employee, for (b) a full time receptionist who also will provide such services for Programmer, and for
      (c) each additional employee hired by Licensee or required to be hired by License;

o     FCC filing and regulatory fees;

o Local, state and federal property taxes, license fees and similar regulatory charges;

o Contract engineering fees in order to maintain the operation of the Station's transmitter facilities;

o     Electric power and other utility charges at the transmitter site;

o Telephone and facsimile charges, copying, printing, postage and similar administrative expenses of Licensee;

o Insurance premiums for the Licensee's general liability, and any health, auto, umbrella, property coverage and errors and omissions policies;

o     Music licensing fees for Licensee's programming; and

o     All transmitter site lease payments.

      Monthly Fee. Programmer shall pay to Licensee beginning on the Effective Date and on the first day of every month thereafter during the Term a Monthly Fee of Four Thousand Dollars ($4,000.00) together with reimbursement for such costs for the receptionist as are advanced by Licensee.

                                 ATTACHMENT 3.1
                          Station Programming Policies
                                    (2 pages)

      In accordance with Section 3.1 of the foregoing Time Brokerage Agreement dated __________, 19__ (the "Operating Agreement") between Onyx Broadcasting, Inc. ("Licensee"), and NCR II, Inc. ("Programmer") for the operation of radio station KTRR-FM, Loveland, Colorado (the "Station"), Programmer shall comply with the following programming policies of Licensee.

      1. Controversial Issues. Any discussion of controversial issues of public importance will be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming; no attacks on the honesty, integrity or like personal qualities of any person or group of persons will be made during the discussions of controversial issues of public importance; and, during the course of political campaigns, the programs are not to be used as a forum for editorializing about individual candidates.

      2. No Plugola or Payola. The mention of any business activity or "plug" for any commercial, professional or other related endeavor, except where contained in an actual commercial message of a sponsor, is prohibited. No commercial messages (plugs) or undue references shall be made in programming presented over the Station to any business venture, profit making activity or other interest (other than noncommercial announcements for bona fide charities, church activities or other public service activities) in which Programmer is directly or indirectly interested without the same having been approved in advance by the Stations' Manager and such broadcast being announced as sponsored material.

      3. No Gambling. Any form of gambling on a program is prohibited. This provision shall not prohibit the broadcast of information concerning state-operated lotteries or other contests that are lotteries but are not in violation of state or federal law.

      4. Election Procedures. At least 90 days before the start of any election campaign, Programmer will review with the Station's Manager the rates that will be charged for the time to be sold to candidates for public office or their supporters to make certain that such rates conform with the applicable law and Station policy.

      5. Required Announcements. Programmer will broadcast (i) an announcement in a form satisfactory to Licensee at the beginning of each hour to identify the Station, and (ii) any other announcements required by applicable law or Station policy.


------
                                     1 of 2                          (continued)

      6. Credit Terms Advertising. Unless all applicable state and federal guidelines relative to disclosure of credit terms are complied with, no advertising of credit terms will be made over the Station beyond mention of the fact that, if desired, credit terms are available.

      7. No Illegal Announcements. No announcements or promotions prohibited by law of any lottery or game of change will knowingly be broadcast over the Station.


------
                                     2 of 2                          (continued)

                                 ATTACHMENT 3.2
                               Programming Format

      During the Term, the format of the Station shall be an adult mainstream format, and shall not be changed to another format that is inconsistent therewith without the prior consent of Licensee, which consent shall not be unreasonably withheld.

                                 ATTACHMENT 7.3
                            ASSETS PURCHASE AGREEMENT
                                   (22 pages)

      This agreement is entered into this ____ day of ________, 19__, by and among NCR II, INC., a Virginia corporation (sometimes hereinafter, "Buyer"), ONYX BROADCASTING, INC., a Delaware corporation ("Seller"), and THOMAS P. GAMMON of Fairfax County, Virginia ("Stockholder").

                                    RECITALS

      Seller is the broadcast licensee and owner of radio station KTRR-FM of Loveland, Colorado (the "Station"); Stockholder is the sole owner of all of the issued and outstanding shares of stock of Seller, and Seller heretofore has entered into a Time Brokerage Agreement dated __________, 1996 with NCR II, Inc. as "Programmer" for the Station, which agreement (the "Operating Agreement") is in full force and effect and is not affected by this agreement. All terms defined in the Operating Agreement shall have such meaning when used herein. Buyer wishes to purchase from Seller, and Seller wishes to sell and transfer to Buyer, substantially all of the Station's property and assets subject to the Operating Agreement and the rights of Programmer thereunder, and Buyer wishes to obtain an assignment of, and Seller wishes to assign and transfer to Buyer (or its nominee), each operating license and authorization (as hereinafter further defined, the "Licenses") issued by the Federal Communications Commission (the "Commission") for the Station, all in the manner and upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of and relying upon the foregoing recitals, each covenant, agreement, representation, and warranty set forth herein and each act done pursuant to this agreement, the parties hereto agree as follows:

      1. PURCHASE AND SALE OF PROPERTY AND ASSETS:

            1.1 Agreement to Purchase and to Sell. Upon and subject to (i) compliance with all terms and conditions of this agreement, and (ii) the rights of the Programmer under the Operating Agreement for Station during the Term thereof, Buyer agrees to purchase from Seller, and Seller agrees to sell, deliver, transfer, and convey to Buyer (or its nominee as to the Licenses) as an operating business all right, title, and interest in and to substantially all of the tangible and intangible property, rights, and assets of Station owned by Seller, and excluding only the Excluded Property (jointly and severally the "Property Sold").

            1.2 Excluded Property. The following (the "Excluded Property") are not part of the Property Sold and are not being sold to Buyer: Seller's (i) notes, (ii) cash on hand or on deposit, (iii) accounts receivable, (iv) rights under this agreement, (v) insurance policies insuring the Property Sold, (vi) corporate stock records, seal, and minute book, (vii) the tower and the tower site, and (viii) original financial and accounting records, and such items of the Property Sold as may be disposed of by Seller before Closing for value and in the ordinary course of Seller's business while acting in accordance with Seller's past practices and in compliance with this agreement.

      2. PURCHASE PRICE:

            2.1 Purchase Price. As full and complete consideration for purchase of the Property Sold, at Closing Buyer shall pay or deliver to Seller (a) cash or immediately available federal funds payable by wire transfer in the amount of Five Hundred Fifty Thousand and no/100 Dollars ($550,000.00), and (b) Buyer's promissory note payable to Seller substantially in the form and containing the substance of Exhibit 2.01 (the "Note"). If this agreement is executed and entered into by and between the parties named above on or before June 1, 1997, the original principal amount of such Note (the "Principal Amount") shall be One Million Two Hundred Fifty Thousand and no/100 Dollars ($1,250,000.00). If neither the Sale Option nor the Purchase Option shall have been exercised before June 1, 1997, then on June 1, 1997, and on June 1 of each year thereafter until either the Sale Option or the Purchase Option shall have been exercised, such Principal Amount of the Note shall be increased by Seventy-Five Thousand and no/100 Dollars ($75,000.00) and the amount of cash payable under (a) above shall be increased by Seventy-Five Thousand and no/100 Dollars ($75,000.00). The Principal Amount of the Note, together with the amount of item (a) above shall constitute the "Purchase Price," which Purchase Price shall be adjusted, however, as may be required by paragraph 2.2 and allocated as set forth in
Exhibit 2.01.1.

            2.2 Adjustments. At and as of Closing on the Closing Date certain adjustments in the Purchase Price shall be made ("Closing Adjustment(s)") as follows:

                  (a) Seller's and Station's expenses incurred for or accrued during all periods ending with, upon, or prior to Closing (regardless of when assessed, determined, calculated, paid, or collected) shall be Seller's sole responsibility, and at and as of Closing Station's paid and unpaid expenses (excluding any income taxes) shall be prorated as appropriate between Buyer and Seller and the Purchase Price adjusted accordingly, so that Seller shall be responsible for and pay all of Station's expenses incurred or accrued for all periods ending prior to the Closing and Buyer shall be responsible for all of Station's expenses incurred or accrued thereafter, and

                  (b) also, the Purchase Price and Buyer's cash portion thereof due at Closing shall be reduced as appropriate, without duplication, by (i) the amount of any prepaid revenues received or extraordinary discounts given by Seller for Station's goods or services to be delivered or rendered by Station after the Closing Date, (ii) the amount of Seller's liabilities as of the Closing Date for advertising time owed to vendors for trade of goods or services received by Seller prior to the Closing Date, (iii) the amount of any reduction in the Purchase Price required by paragraph 7.3. and (iv) by any amount necessary to discharge, satisfy, or cure each Lien, other than Permitted Liens (hereinafter defined), then applicable to any part of the Property Sold.

            2.3 How Adjustments Payable. Each of the Closing Adjustments (including any expenses payable pursuant to paragraph 10.1) shall be made by adjustments to and be payable in and from cash at Closing by the party responsible.

            2.4 Security at Closing. Buyer shall execute and deliver to Seller
(a) a security agreement substantially in the form and substance of Exhibit 2.04 (the "Security Agreement"), and (b) a stock pledge agreement (the "Stock Pledge Agreement") substantially in the form and substance of Exhibit 2.04.1, in each case securing payment of the Note as and to the extent therein provided.

            2.5 Deposit. Buyer has deposited cash in the amount of One Hundred Thousand and no/100 Dollars ($100,000.00) (the "Deposit") with Old National Trust Company, Evansville, Indiana, pursuant to the escrow agreement in the form and containing the substance of Exhibit 2.05 (the "Escrow Agreement") entered into this date. If Seller is not in default hereunder but Closing shall not occur solely because of Buyer's material breach of this agreement, then Seller may retain all or any part of the Deposit as a part of any damages that Seller may suffer as a result of such default, without prejudice to any claim for additional damages to Seller arising from Buyer's breach of or default under this agreement, otherwise the Deposit, or the remaining part thereof, shall be returned to Buyer upon Closing or other termination of this agreement, all as more particularly provided for in the Escrow Agreement.

      3. CLOSING; COVENANTS.

            3.1 Closing, and Closing Date. Unless this agreement is earlier terminated or its Closing is postponed as herein provided for, consummation of the sale and purchase contemplated hereby ("Closing") shall take place beginning at 10:00 o'clock a.m., local time, at the offices of Messrs. Leventhal, Senter & Lerman, Suite 600, 2000 K Street N.W., Washington, D.C. ("Seller's Counsel") on the date designated by Buyer, which shall be between the fifth (5th) and tenth (10th) business day following the date on which the Commission's consents to the Applications (hereinafter defined) have become a Final Order (hereinafter defined), or at such other time and place as Buyer and Seller hereafter may agree upon in writing (such date of Closing as so determined, designated, agreed upon, or postponed; hereinafter, the "Closing Date").

            3.2 Duties of Seller at Closing. At Closing Seller agrees to and, at Seller's sole expense [except as required by (g) below], shall tender and deliver to Buyer at 10:00 o'clock a.m., local time on the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, each of the following:

                  (a) such documents and duly executed instruments as shall be necessary or appropriate to Closing and to carry out the transactions contemplated by and the intent of this agreement, including, without limitation, such instruments of conveyance, assignment, consent, or transfer as are sufficient to assign, convey, transfer to, and vest in Buyer (and/or its nominee as to the Licenses) the Licenses and all right, title, and interest in and to each item and all of the Property Sold free and clear of all Liens except (i) Permitted Liens and (ii) all rights of the Programmer under the Operating Agreement and the Lien of the security agreement securing the same, which Lien also shall be a Permitted Lien;

                  (b) subject to such Permitted Liens and the rights of Programmer under the Operating Agreement, peaceful, exclusive, and unencumbered possession of all tangible items of the Property Sold;

                  (c) a copy, certified by an appropriate officer of Seller as being true and complete, of Seller's bylaws and articles of incorporation as then in effect and of necessary corporate proceedings and resolutions duly adopted by Seller's board of directors and shareholders;

                  (d) the legal opinion of Seller's Counsel dated as of the Closing Date substantially in the form and containing the substance of Exhibit 3.02;

                  (e) a copy of a noncompetition agreement substantially in the form of Exhibit 3.02.1 ("Noncompetition Agreement") dated as of the Closing Date and duly executed by all parties thereto other than Buyer;

                  (f) a duly executed copy of each agreement, consent, waiver, or approval described in paragraph 6.5 and of each instrument necessary or effective to terminate on or before the Closing Date each employee benefit plan as applicable to any of Station's employees;

                  (g) release of the Deposit to Buyer;

                  (h) each other document, opinion, waiver, consent, certificate, statement, or instrument that this agreement requires Seller to deliver;

                  (i) a lease substantially in the form and substance of Exhibit
3.02.2 (the "Tower Lease") dated as of the Closing and duly executed by all parties thereto other than Buyer;

                  (j) a copy of such nondisturbance or similar agreement(s) [collectively, the "Nondisturbance Instrument(s)"] as then reasonably may be required by Buyer as to the Tower Lease, each to be executed by Seller and by all other parties thereto other than Buyer and to be in form and substance reasonably satisfactory to Buyer; and

                  (k) such net cash payment to Buyer as may be necessitated by paragraph 2.3.

            3.3 Duties of Buyer at Closing. Contemporaneously with Seller's performance of its obligations described in paragraph 3.2, on Closing Buyer agrees to and, at Buyer's sole expense, shall tender and deliver to Seller in form and substance reasonably satisfactory to Seller and Seller's Counsel, each of the following:

                  (a) the Purchase Price, adjusted and paid as herein agreed, including the Note duly executed by Buyer;

                  (b) certified copies of any necessary resolutions authorizing and approving Buyer's execution and delivery of this agreement and consummation of the transactions contemplated hereby;

                  (c) subject to each Permitted Lien and to each Lien then existing as to all or any part of the Property Sold, the Security Agreement duly executed by Buyer;

                  (d) the legal opinion of Buyer's counsel dated as of the Closing Date substantially in the form and containing the substance of Exhibit 3.03;

                  (e) a copy of the Noncompetition Agreement duly executed by Buyer;

                  (f) a copy of the Stock Pledge Agreement duly executed by Buyer;

                  (g) a copy of the Tower Lease duly executed by Buyer;

                  (h) a copy of an agreement duly executed by Seller, Buyer, and the Programmer under the Operating Agreement dated as of the Closing Date and substantially in the form and containing the substance of Exhibit 3.03.1;

                  (i) such net cash payment to Seller as may be necessitated by paragraph 2.3, and

                  (j) such assumption agreement(s) as may be entered into by Buyer pursuant to paragraph 3.4, duly executed by Buyer.

            3.4 Certain Liabilities. Unless and except as Buyer hereafter may otherwise expressly agree in an agreement executed by Buyer at Closing, Buyer assumes no liability of Seller, contractual or otherwise, except for Seller's obligations as Licensee under the Operating Agreement as reflected in Exhibit 3.03.1, and Seller covenants and agrees with and for the benefit of Buyer that Seller will discharge all of Seller's liabilities and obligations in the ordinary course, including all obligations for payment of Seller's accounts payable.

            3.5 Transfer Assurances. After Closing, on Buyer's reasonable request Seller shall take or cause to be taken all such further actions and shall execute, acknowledge, and deliver all such instruments as reasonably may be required to memorialize or effectuate the transactions occurring at Closing in order to ensure that Buyer receives and realizes all of Seller's rights in the Property Sold as of Closing as herein provided for.

      4. SELLER'S AND STOCKHOLDER'S REPRESENTATIONS AND WARRANTIES:

            To induce Buyer to enter into and perform pursuant to this agreement, Seller and Stockholder, jointly and severally, represent and warrant to Buyer that each of the following is true:

            4.1 Corporate Organization, Qualification, Authorization, Etc. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, has no subsidiaries, has all requisite corporate power and authority to conduct its business as now being conducted, to own and (subject to the Operating Agreement and the Programmer's rights thereunder) operate Station, and to own, possess, occupy, or use the Property Sold.

            4.2 Call Signs. Seller has the full and exclusive right to use the call sign "KTRR" (FM) under Commission regulations, and as of the Closing Date the use of such call sign and such other names or slogans as are being or have been used by Seller will not infringe upon or violate any use or right to use of or by any other person.

            4.3 Seller's Licenses. As of the Closing Date Seller will hold such valid licenses and authorizations issued by the Commission as are necessary to own and operate the Station, including, as at present, a regular, seven-year, unconditional license authorizing operation of Station KTRR-FM and each auxiliary station license presently associated therewith (singly a "License"; collectively, the "Licenses"), all without material change or qualification. Each License shall be in full force and effect, unimpaired by any act or omission of Seller.

            4.4 Environmental Matters. As of August 6, 1996, no part of the Property Sold ever had been used (in violation of any law, rule, or regulation) to generate, manufacture, refine, transport, release, treat, store, handle, or dispose of any hazardous, industrial, toxic, or harmful substances, wastes, or materials (e.g. asbestos, urea formaldehyde, polychlorinated biphenyls, or other waste exhibiting hazardous characteristics) or any substance or element the generation, release, storage, use, or handling of which was identified, prohibited or regulated (singly, a "Hazardous Material"; collectively, "Hazardous Materials") by or pursuant to any law, rule, or regulation (federal, state, or local) regarding (a) health or safety, or (b) the effect on or use of land, water, air, or the environment (e.g. the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; 42 U.S.C.; ss.
6.01 et seq.; RCRA; or similar acts), or (c) the use, transport, handling, storage, treatment, release, or disposal of any such Hazardous Materials (singly, an "Environmental Law," collectively, the "Environmental Laws"). As of such date, Seller always had complied with each such Environmental Law, and no event had occurred and no condition existed or affected any part of the Property Sold that, if known to the proper authorities, could have resulted in any material complaint, notice, citation, action, proceeding, or investigation before any authority in connection with any Hazardous Material or any Environmental Law or the violation thereof or any claim against or liability to Seller or Buyer arising out of or based on any Environmental Law or the breach or enforcement thereof.

            4.5 Conduct of Business; Absence of Change. During the last six months, there has been no material, adverse change in the condition of the Station's transmitter site or equipment or of the License.

            4.6 Ownership of Station and Title to Property Sold. Except for the presently existing Lien securing Programmer pursuant to the Operating Agreement (and the security agreement securing Licensee's performance thereunder), except as otherwise expressly disclosed and described as permitted liens in Exhibit 4.06 ("Permitted Liens"), and except for property leased by Seller pursuant to leases listed on Exhibit 4.15.1, at Closing Seller will be the sole owner of the Property Sold and will have, and at and as of Closing, subject to the Operating Agreement and Programmer's rights thereunder, will convey and transfer to Buyer, full and exclusive legal, equitable, good, record (where applicable), and marketable title to and all rights in (and the right to immediate, exclusive, peaceful, and unencumbered possession of) the Property Sold free and clear of any and all Liens except any then existing Permitted Liens, and Seller's said title is warranted against the claims of any and all persons.

            4.7 Execution. This agreement has been duly executed and delivered by Seller and constitutes a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms.

            4.8 License and Permits. At Closing, Seller will hold all franchises, licenses, certificates, or permits needed to possess, own, lease, use, or occupy the Property Sold, to operate the Station, or to conduct Station's present business; each will be in full force and effect according to its terms, and no action will be pending or threatened looking toward the amendment, revocation, restriction, or revision of any of them.

            4.9 Tax Matters. Seller has properly and timely filed in correct form with appropriate governmental authorities all tax returns required to be filed by it; all taxes due and payable by Seller have been properly and timely reported, determined, and paid, and Seller has no liability for payment of any unpaid tax, interest thereon, or any related penalty.

            4.10 Employee Status. As of Closing each of Station's employees shall have been paid all wages, salaries, commissions, severance pay, vacation pay, sick leave, or other pay, benefits, or entitlements due and payable by Seller and earned or accrued by or for each such employee as of, or for any period prior to, or as a result of Closing.

            4.11 Labor Agreements; Working Conditions. Seller has no written or oral contract, express or implied, with any of Station's employees and is not a party to any contract with a labor organization or to any collective bargaining agreement covering or relating to any of Station's employees. Seller has complied with all laws, rules, and regulations relating to conditions of employment or applicable to the hiring, employment, or discharge of Station's employees, including those relating to civil rights, wages, hours, pay, harassment, discrimination, disability, occupational safety and health, collective bargaining, or the withholding and payment of taxes and contributions. There are no material claims or controversies pending or threatened between or concerning Seller and any of its employees.

            4.12 Benefit Plans. As a result of this agreement and Closing hereunder, Buyer shall have and will incur no funding or other obligation or liability in connection with any pension, profit-sharing, or other employee benefit plan, its funding or termination, or any withdrawal therefrom, in whole or in part.

            4.13 Authorization for Agreement. Seller has full power and authority to execute, perform, and deliver this agreement and to consummate the transactions contemplated hereby. Seller's execution of, delivery of, performance of, and compliance with this agreement have been duly and validly authorized by all necessary corporate action.

            4.14 Conveyances, Etc. When delivered to Buyer at Closing, the instruments of conveyance, assignment, consent, or transfer will constitute legal, valid, and binding obligations of each party thereto, and such instruments will be effective to vest in Buyer, and as of Closing Buyer will thereby receive and become the sole, vested owner of all right, title, and interest in and to the Property Sold as and to the extent herein provided.

            4.15 Agreements, Contracts, Leases, Etc. Exhibit 4.15.1 contains an accurate and complete list and brief description of each material agreement, obligation, contract, lease, or commitment (oral or written, express or implied) applicable to or affecting Station as to which Seller is a party, or by which it is bound, or that applies to or affects the Property Sold or any of Station's properties or assets (the "Contracts"), and an accurate and complete copy or statement of the terms of each such Contract has been or forthwith will be supplied to Buyer. Except as so listed and described in Exhibit 4.15.1 Seller is not a party to any other material agreement (oral or written, express or implied) that affects Station or all or any part of the Property Sold. Each of the Contracts is in full force and effect and is legal, valid, binding, and enforceable in accordance with its terms; Seller has not defaulted as to or breached, nor has it received notice of any claim or assertion that it has defaulted as to or breached, any term or condition of any Contract, or other agreement applicable to it, and no event has occurred that with notice or the lapse of time, or both, would constitute such a breach or default. At Closing all of Seller's rights under each Contract will be assignable to Buyer, and Seller knows of no term, condition, or provision of, or event affecting, any Contract that might effect the validity, continuation, or effectiveness thereof, or that might prevent Buyer from realizing Seller's present rights therein and all benefits to accrue thereunder after Closing.

            4.16 Statements, Etc., True and Not Misleading. No representation or warranty made by Seller in this agreement, and no record, document, instrument, or certificate furnished or to be furnished by Seller to Buyer (its representatives, agents, attorneys, or accountants) pursuant to this agreement, or in connection with Closing or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact.

            4.17 Investment. On Closing, Seller will take the Note for its own account, for investment purposes only, and not with a view or intention to distribute or otherwise dispose of all or any part thereof. Seller understands that the Note is to be issued without registration under any securities law and pursuant to an exemption from registration under the provisions of the Securities Act of 1933 as amended (the "Act") and that Seller (or other holder thereof) may not hypothecate or otherwise transfer or dispose of the Note except upon registration under the Act, unless an exemption from registration provisions of the Act is available. Seller agrees that before it transfers or disposes of the Note it will give Buyer notice of such proposed disposition, and any new note issued by Buyer under such circumstances shall bear a legend similar in form and substance to that appearing on Exhibit 2.01. Seller is aware that Buyer is a newly-formed entity with limited capital and no previous financial or operating history and that for the foreseeable future payment of the Note will depend upon Buyer's revenues from the Station and its use of the Property Sold. Seller is able to bear the risk of holding the Note for an indefinite period of time and has received (or had free access to) all requisite information, financial or otherwise, concerning Buyer.

      5. CONDUCT PRIOR TO CLOSING:

            Seller covenants and agrees that prior to and until Closing:

            5.1 Conduct of Business. Seller will conduct its business diligently, only in the ordinary course, in accordance with its customary policies, and except as may otherwise be expressly permitted or required hereby, without Buyer's prior written consent expressly identifying and referring to this paragraph 5.1, Seller will not directly or indirectly do or agree to do any one or more of the following:

                  (a) encumber, mortgage, pledge, or subject the Property Sold or any part thereof to any Lien, security interest, charge, or encumbrance;

                  (b) grant, agree to, offer, or pay any kickback, discount, incentive payment, commission, or promotional or other allowance to any advertiser or customer, or sell or agree to sell or otherwise dispose of any part of the Property Sold other than for value and in the ordinary and usual course of business;

                  (c) terminate, restrict, or waive any right materially affecting the value of the Property Sold;

                  (d) conduct its business other than in compliance with all laws, rules, and regulations of all local, state, and federal governmental authorities, entities, and agencies;

                  (e) enter into any employment contract or lease that will survive Closing, or

                  (f) enter into any contract or other commitment binding upon Seller for a period of more than thirty (30) days or other than in the ordinary course of business.

            5.2 Reports; Taxes; Etc. Seller will properly and timely file all necessary reports or returns with federal, state, foreign, local, or other authorities (including taxing authorities) and on or before the Closing Date will pay all taxes, charges, or assessments then due and payable by Seller or the Station.

            5.3 Termination of Plans. Without any liability to Buyer, Seller, at its sole expense, shall terminate or cause to be terminated each pension, profit-sharing, or other employee benefit plan of Seller as applicable to the Station's employees, all in accordance with the provisions thereof and applicable laws, rules, and regulations and shall satisfy and discharge each withdrawal, termination, or other liability thereunder.

            5.4 Commission Applications. Within ten (10) business days after the date of this agreement, Seller will join with Buyer in filing or causing to be filed with the Commission appropriate, formal applications (singly an "Application"; collectively, the "Applications") for consent to the assignment from Seller to Buyer of each of the Station's Licenses and authorizations. Each party will pay one-half of the filing fees for the Applications. Thereafter Seller will cooperate with Buyer in processing each of the Applications to a conclusion, and Buyer and Seller will promptly supply all information, filings, and documentation required by the Commission. Each of Buyer and Seller shall pay such fees and expenses as may be incurred by it or imposed on such party by the Commission during such process.

            5.5 Licenses' Renewals. As and when prudent or necessary under the Commission's orders, rules, or regulations Seller will promptly tender for filing with the Commission a formal application for renewal of each of the Licenses in form, substance, and content acceptable to the Commission, without any deficiency material to the Commission, and will diligently process each such application to a favorable conclusion, causing each License to be renewed, without termination, lapse, interruption, delay, or material modification of or adverse change in its content from the present, for the regular term beginning immediately upon expiration of each License's current term.

      6. CONDITIONS TO BUYER'S OBLIGATIONS:

            As conditions precedent for the sole benefit of Buyer, which Buyer may waive (but only by and to the extent of its express, written consent given hereafter), Closing and each obligation of Buyer under this agreement shall be subject to and conditioned upon Buyer being satisfied as to each of the following:

            6.1 Compliance with Agreement; No Prohibition. Until, at, or prior to Closing, each material term, covenant, agreement, and condition of this agreement to be complied with or performed by Seller shall have been complied with or performed, and nothing then shall restrain, inhibit, or prohibit Closing.

            6.2 Representations and Warranties; Certificate. Unless waived, each of Seller's and Stockholder's representations and warranties contained herein shall in all material respects have been true and correct when made, shall be deemed to be made again at and as of Closing, and shall then be in all material respects true and correct, and Seller shall have delivered to Buyer a certificate to such effect, executed by Stockholder, in such form and containing such substance and giving Buyer such assurances as Buyer reasonably may require.

            6.3 Delivery. Buyer shall not have terminated this agreement as permitted hereby, and Seller shall have delivered to Buyer each item required by paragraph 3.2.

            6.4 Environmental. A Phase I environmental site assessment of the Real Property shall have been completed prior to Closing by a company chosen by Buyer, the cost for such assessment to be borne by Buyer, the results thereof shall have been reasonably satisfactory to Buyer, and no part of the Property Sold shall have been contaminated by any Hazardous Material.

            6.5 Approvals and Consents. All agreements, consents, waivers, or approvals necessary or appropriate for Closing or for consummation of the transactions contemplated hereby shall have been obtained from such parties and in such form and substance as is reasonably satisfactory to Buyer, and copies thereof delivered to Buyer.

            6.6 Final Orders. The Commission's consent to the Applications shall have been obtained without any condition adverse to Buyer, and such consent shall have become a final order (meaning that it shall no longer be subject to appeal, challenge, review, or reconsideration on any administrative or judicial level, that the time for initiating any further appeal, challenge, review, or reconsideration of any kind shall have expired, and that no action, or request for a stay is pending concerning any Application) ("Final Order") and shall be effective, unchanged, and unamended as of Closing.

            6.7 Possession. Subject to the Operating Agreement, Programmer's rights thereunder, and to any Permitted Liens, Seller shall have delivered to Buyer peaceful possession of the Property Sold, including all of Station's properties and premises tenanted by Seller, and at Buyer's request Seller shall have obtained and delivered to Buyer duly executed subordination or Nondisturbance Instruments in form and substance reasonably satisfactory to Buyer, assuring to Buyer quiet possession of any such leased property and premises for the term of the lease.

            6.8 Closing Adjustments. Buyer and Seller shall have agreed upon the Closing Adjustments to be made at Closing, as memorialized by a closing statement executed at Closing by Buyer and Seller.

      7. INDEMNIFICATION AND RISK OF LOSS:

            7.1 Subject to the limitations of paragraph 7.2:

                  (a) Buyer's Indemnity. From and after Closing, Seller and Stockholder, jointly and severally, agree to indemnify, defend, and hold Buyer, its owners, officers, agents, representatives, successors and assigns, jointly and severally, harmless from and against each, any, and all actions, suits, causes of action, losses, costs, claims, damages, response costs, liabilities, fines, judgments, or expenses (including all consequential or incidental damages and all attorneys' or experts' fees) (singly a "Claim"; collectively the "Claims") asserted against or incurred or sustained by each, any, or all of them as a result of, arising out of, based upon, or on account of, in whole or in part, each, any, or all of the following: (i) any violation of any law, rule, or regulation or any act or failure to act by Seller or any one or more of its officers, directors, agents, representatives, servants, or employees (or any other person or entity for which Seller is or may be held responsible), (ii) any agreement made by, claim against, or liability of Seller (except such Claims as are caused by Buyer pursuant to assumption agreement(s) as described in paragraph 3.4), (iii) the conduct of Seller's business or the ownership, use, or operation of either or both of the Station or the Property Sold, or any part or parts thereof, at any time prior to Closing, (iv) any illegal payment received, directly or indirectly, by Seller at any time or times prior to Closing, (v) any Lien existing at Closing on or as to any part or all of the Property Sold, other than a Permitted Lien, (vi) any breach of any representation or warranty made by Seller or Stockholder in this agreement or in any certificate or other instrument delivered by or on behalf of Seller pursuant to this agreement or in connection with Closing; (vii) any breach of any covenant set forth in this agreement to be performed prior to or after Closing by Seller or Stockholder; (viii) any liability or obligation (whether absolute, accrued, contingent, or otherwise) assumed by Seller hereunder. As to each Claim the obligations imposed hereby shall include, but not be limited to, an obligation to pay to or for Buyer all costs incurred by or for Buyer to investigate, defend, or settle such Claim and all amounts necessary to put Buyer in the same position and condition that Buyer would have been in if such Claim had not arisen.

                  (b) Seller's Indemnity. From and after Closing, Buyer agrees to indemnify, defend, protect and hold Seller, its officers, directors, affiliates, agents, representatives, successors and assigns harmless from and against each, any, and all Claims asserted against or incurred or sustained by each, any, or all of them as a result of, arising out of, based upon, or on account of, in whole or in part, each, any, or all of the following: (i) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate or other instrument delivered by or on behalf of Buyer pursuant to this Agreement or in connection with Closing; (ii) any breach of any covenant set forth in this agreement to be performed prior to or after Closing by Buyer;
(iii) any liability or obligation (whether absolute, accrued, contingent, or otherwise) assumed by Buyer hereunder, or (iv) Buyer's operation of the Station after the Closing Date.

            7.2 Limitations on Indemnity. Any indemnity obligation of any party shall be enforceable only after the aggregate amount of all Claims for which such party is responsible for indemnity shall have exceeded $5,000 and shall survive Closing but expire as to all Claims not made on or before the last day of the twelfth (12th) full calendar month following Closing except for Claims
(i) for taxes or penalties, or (ii) based on any Lien on any part of the Property Sold existing at or before Closing, or (iii) for violation of any Environmental Law or the misuse of any Hazardous Material, or (iv) based on uninsured title defect(s) applicable to any part of the Property Sold, and for each such excepted Claim the obligation to indemnify shall survive until barred by operation of law.

            7.3 Risk of Loss. Until Closing, the risk of destruction of or loss or damage to the Station or any part of the Property Sold arising from any actual or proposed condemnation or taking of all or any part of the Property Sold or of the Station by governmental authority or by exercise of the power of eminent domain, or from any fire, explosion, riot, flood, war, or other cause or casualty shall remain with Seller. If Seller becomes aware of any such actual or potential taking, loss, damage, or destruction, Seller will promptly notify Buyer of all particulars thereof prior to Closing. If such damaged property is material to Station's operations or value and is not completely replaced or repaired and restored to its former condition by Seller before the Closing Date then Buyer at its sole option may: (a) by notice to Seller postpone the Closing Date or abandon and terminate this agreement and all obligations of Buyer hereunder, or (b) effect Closing, in which case Seller shall assign and pay to Buyer all insurance proceeds received or to be received by Seller with respect to policies insuring the Property Sold and there shall be an appropriate reduction in the Purchase Price to reflect the amount of any uninsured loss, damage, or destruction to the Property Sold.

      8. BUYER'S REPRESENTATIONS AND WARRANTIES:

            To induce Seller to enter into and perform pursuant to this agreement, Buyer represents and warrants to Seller that each of the following is true:

            8.1 Corporate Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia and has all requisite power and authority as such to conduct its business as it is now being conducted and to own its properties and assets.

            8.2 Authorization for Agreements. Buyer's execution and delivery of this agreement have been duly and validly authorized by all necessary action on the part of Buyer, and this agreement constitutes a valid and binding obligation of Buyer.

            8.3 FCC Qualifications. Buyer is qualified to be licensee of the Station under the Communications Act of 1934, as amended, and the rules and regulations of the FCC and knows of no facts that would delay the consummation of the transactions contemplated by this agreement. Buyer has no reason to believe that the FCC assignment contemplated herein might be challenged or might not be granted by the FCC in the ordinary course. Buyer is financially qualified to consummate the sale and purchase contemplated by this agreement.

            8.4 Absence of Conflicting Agreements or Required Consents. Except for the requirement of prior FCC consent, the execution, delivery and Closing of this Agreement by Buyer: (a) do not and will not violate any provision of Buyer's articles of incorporation and bylaws; (b) do not and will not require the consent of any third party or governmental authority; (c) do not and will not violate any law, judgment, order, injunction, decree, rule, regulation, or ruling of any governmental authority applicable to Buyer; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions, or provisions of, or constitute a default under any agreement, lease, instrument, license, or permit to which Buyer is now subject.

            8.5 Bankruptcy. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Buyer are pending or threatened, and Buyer has made no assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

            8.6 Ownership and Capitalization of Buyer. Alan R. Brill and Bonnie
P. Brill own (directly or indirectly) at least 80% of the capital stock of Buyer. Except for obligations to Seller under this agreement, Buyer has and at Closing will have no material debt whatsoever except as permitted by Paragraph 3 of the Security Agreement. Buyer's obligations hereunder are not subject to a contingency based on the availability or suitability of financing.

      9. CONDITIONS TO SELLER'S OBLIGATIONS:

            As conditions precedent for the sole benefit of Seller, which Seller may waive (but only by and to the extent of its express, written consent given hereafter), Closing and each obligation of Seller under this agreement shall be subject to and conditioned upon Seller being satisfied of each of the following:

            9.1 Delivery. Seller shall not have terminated this agreement as permitted hereby, and Buyer shall have delivered to Seller each item as and when required by paragraph 3.3.

            9.2 Compliance with Agreement; No Prohibition. Until, at, or prior to Closing, each material term, covenant, agreement, and condition of this agreement to be complied with or performed by Buyer shall have been complied with or performed, and nothing then shall restrain, inhibit, or prohibit Closing.

            9.3 Representations and Warranties. Unless waived, each of Buyer's representations and warranties contained in Section 8 shall in all material respects have been true and correct when made, shall be deemed to be made again at and as of Closing, and shall then be in all material respects true and correct, and Buyer shall have delivered to Seller a certificate to such effect, executed by its President, in such form and containing such substance and giving Seller such assurances as Seller reasonably may require.

            9.4 Agreement. Buyer and Programmer shall have duly entered into, executed, and delivered an agreement in the form and containing the substance of
Exhibit 3.03.1.

            9.5 Operating Agreement. Buyer shall have complied in all material particulars with its obligations as Programmer under the Operating Agreement, including its obligations for all monthly fees payable thereunder.

            9.6 Final Order. The conditions of paragraph 6.6 shall have been met.

            9.6 Compliance with Agreement; No Prohibition. Until, at, or prior to Closing, each term, covenant, agreement, and condition of this agreement to be complied with or performed by Buyer shall have been complied with or performed, and nothing then shall restrain, inhibit, or prohibit Closing.

            9.7 Approvals and Consents. All agreements, consents, waivers, or approvals necessary or appropriate for Closing or for consummation of the transactions contemplated hereby shall have been obtained from such parties and in such form and substance as is reasonably satisfactory to Seller, and copies thereof delivered to Seller.

            9.8 Closing Adjustments. Buyer and Seller shall have agreed upon the Closing Adjustments to be made at Closing, as memorialized by a closing statement executed at Closing by Buyer and Seller.

      10. MISCELLANEOUS:

            10.1 Expenses. Except as may otherwise be provided in this agreement, each party shall be solely responsible for and shall pay all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this agreement. All recordation, transfer, documentary, excise, sales or use taxes or fees imposed on this transaction shall be borne in equal shares by Buyer and Seller.

            10.2 Notices. Each notice, consent, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given only upon the earlier of receipt (by hand delivery, fax, or otherwise) or five (5) days after having been mailed, certified or registered United States mail, postage prepaid, addressed as follows:

      if to Seller or         Onyx Broadcasting, Inc.
        Stockholder:          8401 Old Courthouse Road, Suite 140
                              Tyson's Corner, Virginia 22180
                              Attention:  Mr. Thomas P. Gammon
                                          President

      copy to:                Meredith S. Senter, Jr., Esquire
                              Leventhal, Senter & Lerman
                              Suite 1600
                              2000 K Street, N.W.
                              Washington, D.C. 20006-1809

      if to Buyer:            NCR II, Inc.
                              c/o Brill Media Company, Inc.
                              Post Office Box 3353
                              Evansville, Indiana 47732
                              Attention: Mr. Alan R. Brill

      copy to:                Charles W. Laughlin, Esquire
                              c/o Thompson & McMullan, P.C.
                              100 Shockoe Slip
                              Richmond, Virginia 23219

or when so delivered or mailed to such other place or person as a party hereafter from time to time may have designated in a prior written notice to the other party.

            10.3 Survival of Representations and Warranties. Each representation or warranty made herein shall remain operative and in full force and effect regardless of and shall not be affected by any investigation made or knowledge obtained by or on behalf of Seller or Buyer prior to Closing and shall survive Closing. From and after Closing, the right to indemnification under paragraph 7 of this agreement shall be the exclusive remedy of any party in connection with any breach by another party of any representation, warranty, or covenant contained in this agreement.

            10.4 Termination.

                  (a) This agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material default or breach of this agreement or the Operating Agreement, upon written notice to the other after the occurrence of any of the following (assuming that any required notice has been duly given): (i) if the other party has defaulted in any material respect in the observance or in the due and timely performance of any of its covenants or agreements contained herein, and such default has been neither cured nor waived by the earlier to occur of (x) the Closing Date and (y) the thirtieth (30th) day after written notice of such default; (ii) if the Operating Agreement has been terminated pursuant to Section 5 thereof; (iii) if there shall be in effect any judgment, final decree, or order that prevents or makes unlawful the Closing, or if the Commission shall have released a hearing designation order requiring a formal hearing on any of the Applications; or (iv) if the Commission has not granted the Application(s) within three hundred sixty
(360) days of filing.

                  (b) This agreement may be terminated by Buyer, upon written notice to Seller: (i) pursuant to Section 7.3 (Risk of Loss); (ii) if regular broadcast transmission of the Station has been interrupted for a period of more than seven (7) consecutive calendar days for any reason other than an Act of God; or (iii) if the Commission makes a material, adverse change in any of the Station's broadcast Licenses.

                  (c) This agreement may be terminated by mutual written consent of Buyer and Seller.

                  (d) The termination of this agreement pursuant to this paragraph 10.4 shall not relieve any party of any liability for breach of this agreement prior to the date of termination.

            10.5 Successors and Assigns. This agreement and each provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and may not be assigned without the prior written consent of all parties hereto. For purposes of this Section 10.5, an assignment shall include any change in control of a party whether by sale of stock, merger, operation of law, or otherwise.

            10.6 Indemnity Concerning Brokers. Buyer and Seller represent and warrant each to the other that no broker has been used, employed, or connected with this transaction, and each party agrees to indemnify, defend, and save harmless the other and its officers, agents, and employees against each liability, cost, or expense, including attorneys' fees, that may be asserted on account of any and all commissions, fees, expenses, or charges due and owing on account of any brokerage services related to this transaction incurred by reason of any agreement made by such party with any broker or finder.

            10.7 Amendment and Waiver. Except for a waiver by Seller pursuant to
Section 9 or by Buyer pursuant to Section 6, no provision of this agreement may be amended or its observance waived (whether generally or in a particular instance and whether retroactively or prospectively) except with and by the waiving party's prior, express, written consent. No other act, failure to act, or course of dealing shall cause or constitute a waiver by Buyer or Seller.

            10.8 Definitions. Wherever used in this agreement each of the following terms shall have the meaning defined in the paragraphs of this agreement identified below:

            Term                                   Definition
            ----                                   ----------
            Act                                     P.  4.18
            Application(s)                          P.  5.4
            Buyer                                   Preamble
            Buyer's Commission                      P.  3.6
            Claim(s)                                P.  7.1
            Closing                                 P.  3.1
            Closing Adjustments                     P.  2.2
            Closing Date                            P.  3.1
            Collection Costs                        P.  3.6
            Collection Period                       P.  3.6
            Commission                              Recitals
            Contracts                               P.  4.15
            Deposit                                 P.  2.5
            Environmental Law(s)                    P.  4.4
            Escrow Agreement                        P.  2.5
            Excluded Property                       P.  1.2
            Final Order                             P.  6.6
            Hazardous Material(s)                   P.  4.4
            License(s)                              Recitals, P. 4.3
            Lien(s)                                 P.  10.9
            Noncompetition Agreement                P.  3.2
            Nondisturbance Instruments              P.  3.2
            Note                                    P.  2.1
            Operating Agreement                     Recitals
            Permitted Liens                         P.  4.6
            Property Sold                           P.  1.1
            Purchase Price                          P.  2.1
            Real Property                           P.  1.1
            Security Agreement                      P.  2.4
            Seller                                  Preamble
            Seller's Counsel                        P.  3.1
            Station                                 Recitals
            Stockholder                             Preamble
            Stock Pledge Agreement                  P.  2.4
            Tower Lease                             P.  3.2

            10.9 Additional Definitions. Wherever used in this agreement, the term "Liens" (singly, "Lien") shall mean and include each, any, and all liens, mortgages, security interests, pledges, title retention devices, claims (legal or equitable, including without limitation, liability to or claims of any taxing authority, creditor, or other person), conditional sale or other agreements, encumbrances, leases, trusts, options, servitudes, rights, charges, assessments, consignments or bailments, reservations, exceptions, encroachments, easements, rights-of-way, conditions, restrictions, imperfections or deficiencies of title, or liabilities of any nature and however arising [including those arising from violation of or noncompliance with any law, ordinance, rule, or regulation (including, without limitation, municipal ordinances relating to the zoning, occupancy, or use of real property)], whether recorded or unrecorded, choate or inchoate, or appurtenant or non-appurtenant, and whether arising by operation of law or otherwise, whether dependent on or independent of possession, whether known or unknown, and whether now in existence or to come into existence merely by the giving of notice or the lapse of time, or both.

            10.10 Control of the Station. Until Closing, Buyer will not directly or indirectly control, supervise, or direct or attempt to control, supervise, or direct the Station's operations contrary to Commission rules and regulations.

            10.11 Governing Law. This agreement, its enforceability, interpretation, and the legal relationships between the parties created hereby shall be governed by and construed in accordance with the laws of the State of Virginia, excluding those relating to choice of law or conflicts of laws. Any suit, action, or proceeding with respect to this agreement, or any judgment entered by any court in respect thereof, may be brought in the courts of the Commonwealth of Virginia or in the U.S. District Court for the Eastern District of Virginia, and the nonexclusive jurisdiction of those courts for the purpose of any suit, action, or proceeding is hereby accepted by the parties hereto. In addition, to the fullest extent permitted by law, any objection that any party may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this agreement or any judgment entered by any court in respect thereof, in the Commonwealth of Virginia is hereby waived, and any claim that any suit, action, or proceeding brought in the Commonwealth of Virginia has been brought in an inconvenient forum is hereby further irrevocably waived. Buyer hereby further agrees that if any such suit, action, or proceeding is pending in more than one jurisdiction, then Seller's selection of the forum shall be binding upon the parties hereto.

            10.12 Headings. The headings of the Sections and paragraphs of this agreement are for convenience only and are not a substantive part hereof.

            10.13 Integration. This agreement, including its exhibits, which are a material part hereof and are incorporated herein by reference, contains the entire understanding of the parties with respect to the subject matter hereof.

            10.14 Counterparts. This instrument may be executed in any number of counterparts (each of which shall constitute an original) and when Seller and Buyer shall have executed at least one such counterpart shall constitute but one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day, month, and year first above written.

                                    Buyer

                                    NCR II, INC.


                                    by________________________________
                                          a duly authorized officer


                                    Seller

                                    ONYX BROADCASTING, INC.


                                    by_________________________________
                                          a duly authorized officer


                                    Stockholder


                                    -----------------------------------
                                    Thomas P. Gammon